UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Definitive Proxy Statement

⌧	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 2, 2023

Dear ISS Analysis Team for G-III Apparel Group, Ltd.,

We refer to the ISS Proxy Analysis & Benchmark Policy Voting Recommendations (the “Report”) with respect to G-III Apparel Group, Ltd.’s 2023 Annual Meeting.

We strongly believe that our shareholders should vote to support our Say on Pay resolution and vote “FOR” all of our directors. In particular, we point out that your recommendation (detailed on page 16 of your report) that our stockholders withhold their votes for Thomas J. Brosig as a director of G-III is based on an incorrect premise.

In your Report, ISS recommends that G-III’s stockholders withhold their vote for Mr. Brosig because he was a member of our Compensation Committee. In fact, Mr. Brosig was not a member of our Compensation Committee during fiscal 2023 and is not currently a member of the Compensation Committee.

Mr. Brosig is not indicated as a member of this Committee in the table in the section of the Proxy Summary entitled “Our Director Nominees,” nor does the information provided with respect to Mr. Brosig under “Proposal No. 1-Election of Directors” indicate that he is a member of the Compensation Committee. In addition, the “Compensation Committee Report” contained in the Proxy Statement sets forth the members of the Compensation Committee who recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement. Those persons are Richard White, Patti H. Ongman and Laura Pomerantz, who were the only members of the Committee during fiscal 2023. The only reference to Mr. Brosig with respect to the Compensation Committee is the statement that it is expected that Mr. Brosig will be appointed to the Compensation Committee after the Annual Meeting of Stockholders.

In addition, we ask you to correct an error in the Pay for Performance Evaluation on page 19 of your report. The Multiple of Median chart states that our CEO’s compensation for fiscal 2023 was 282% of the peer group median. This is incorrect. In fact, our CEO’s compensation for fiscal 2023 was 65% of the peer group median. In the incorrect analysis that you published, you compared our CEO's fiscal 2022 compensation to the peer group median compensation for fiscal 2023. We believe that the substantial decrease in our CEO’s compensation during fiscal 2023 warrants support for our Say on Pay proposal. We don’t believe that you have given sufficient credit to the reduction in CEO compensation and believe that the package worked to align CEO compensation with performance in fiscal 2023.

Now that these facts have been brought to your attention, we trust you will correct the record and change your recommendation with respect to the election of Mr. Brosig and reissue your Report. We ask that you amend and reissue your Report since it is widely disseminated and specifically ask you to call out your correction of these errors.

Please do not hesitate to contact me at [***] (office), [***] (cell) or [***] if you wish to discuss this matter further.

Sincerely,

/s/ Neal Nackman

Neal Nackman
CFO, G-III Apparel Group